New World Fund, Inc.
October 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$66,241
Class B	$-
Class C	$-
Class F-1	$10,188
Class F-2	$39,988
Total	$116,417
Class 529-A	$3,683
Class 529-B	$-
Class 529-C	$-
Class 529-E	$101
Class 529-F-1	$318
Class R-1	$-
Class R-2*	$-
Class R-2E	$1
Class R-3	$1,535
Class R-4	$2,880
Class R-5	$4,057
Class R-5E*	$-
Class R-6	$19,060
Total	$31,635
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2995
Class B	$-
Class C	$-
Class F-1	$0.3228
Class F-2	$0.4709
Class 529-A	$0.2659
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.1528
Class 529-F-1	$0.3746
Class R-1	$-
Class R-2	$-
Class R-2E	$0.1876
Class R-3	$0.1660
Class R-4	$0.3297
Class R-5	$0.4929
Class R-5E	$0.5305
Class R-6	$0.5173
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	206,861
Class B	254
Class C	15,049
Class F-1	21,982
Class F-2	119,053
Total	363,199
Class 529-A	13,324
Class 529-B	41
Class 529-C	2,850
Class 529-E	631
Class 529-F-1	827
Class R-1	557
Class R-2	5,995
Class R-2E	113
Class R-3	9,710
Class R-4	9,790
Class R-5	5,530
Class R-5E*	-
Class R-6	49,425
Total	98,793
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$53.67
Class B	$52.71
Class C	$51.60
Class F-1	$53.31
Class F-2	$53.69
Class 529-A	$53.22
Class 529-B	$52.09
Class 529-C	$51.64
Class 529-E	$52.78
Class 529-F-1	$53.28
Class R-1	$51.78
Class R-2	$51.79
Class R-2E	$53.25
Class R-3	$52.87
Class R-4	$53.45
Class R-5	$53.92
Class R-5E	$53.51
Class R-6	$53.83
* Amount less than one thousand